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 FORM 4                                                                                                   OMB Approval
                                        UNITED STATES  SECURITIES AND EXCHANGE COMMISSION         -----------------------------
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                        OMB Number 3235-0287
    subject to Section 16. Form                                                                   Expires: September 30, 1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP           Estimated average burden
    continue. See Instruction 1(b).                                                               hours per response . . . 0.5
(Print or Type Responses)

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person|   2. Issuer Name and Ticker or Trading Symbol     |  6. Relationship of Reporting Person(s)
                                       |                                                   |     to Issuer (Check all applicable)
Reginald B. Newman II                  | Rand Capital Corp. -- RAND                        |     __X___ Director __X___ 10% Owner
-------------------------------------------------------------------------------------------|     ______ Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |     ______ Other (specify below)
                                       |     Security Number     |     Month/Year          |      ________________________________
                                       |     of Reporting        |                         |----------------------------------------
2440 Sheridan Drive                    |     Person (Voluntary)  |     March 1999          |  7. Individual or Joint/Group Filing
---------------------------------------|                         |-------------------------|     (Check applicable Line)
               (Street)                |                         |  5. If Amendment,       |     _X_ Form filed by One Reporting
                                       |                         |     Date of Original    |         Person
                                       |                         |     (Month/Year)        |     ___ Form filed by More than One
Tonawanda         NY            14150  |                         |                         |         Reporting Person
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(City)          (State)          (Zip) |      Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect| Owner-
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     | ship
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock                           | 3/18/99       | P     |       | 16,129 | A    | $1.00    | 792,179     | D       |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*If the Form is filed by more than one reporting person see Instruction 4(b)(v).
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